EXHIBIT 23.2


                  CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


We consent to the inclusion in this S-8 Registration Statement of our report dated November 30, 1998 on our audit of the financial statements of Eagle Wireless International, Inc. We also consent to the reference to our firm under the caption "Experts."




/s/ McMANUS & CO., P.C.
    McManus & Co., P.C.
    Certified Public Accountants
    Morris Plains, New Jersey